Exhibit 10.2

SPONSOR LOCK-UP AGREEMENT

This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), and (ii) Seaport Global SPAC, LLC (the “Supporting Shareholder”), a Delaware limited liability company and holder of Class B common stock, par value $0.0001 per share, and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class B common stock, the “Acquiror Shares”). Acquiror and the Supporting Shareholder shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership, and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Shareholder is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Supporting Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);

WHEREAS, Acquiror, Supporting Shareholder and the members of Acquiror’s board of directors and/or management team are party to that certain Letter Agreement, dated as of November 27, 2020 (the “Insider Letter”); and

WHEREAS, the Supporting Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Shareholder and Acquiror entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.                   Lock-Up Provisions.

(a)               The Supporting Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of (x) the first anniversary of the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Class A common stock in Acquiror for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Class A common stock of Acquiror equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Shareholder; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing in this Section 1(a) shall prohibit any Supporting Shareholder Stockholder from pledging any Restricted Securities in connection with such Supporting Shareholder Stockholder and/or any of its affiliates entering into a credit facility or other bona fide borrowing, lending or financing arrangement or any Transfer of Restricted Securities to any third-party pledgees as collateral to secure obligations (or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance) pursuant to borrowing, lending, financing or other arrangements between such third parties (or their affiliates or designees) and such Supporting Shareholder Stockholder and/or its affiliates; provided that, for the avoidance of doubt, any pledgee who receives Restricted Securities following the exercise of remedies shall not be subject to the restrictions set forth in this Section 1(a). As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); provided, however, that notwithstanding anything to the contrary in this Agreement, after the Closing, a Transfer shall not include any Permitted Hedging Transactions; (2) the term “Permitted Hedging Transaction” shall mean convertible securities, derivative securities, options or contracts or instruments used by a Supporting Shareholder Stockholder to manage, hedge, transfer or dispose such Supporting Shareholder Stockholder’s ownership of any Restricted Securities as of the Closing; provided that any transaction that has the effect of increasing a Supporting Shareholder Stockholder’s net long position (as defined in Rule 14(e)(4) under the Exchange Act) relative to their ownership of the Restricted Securities as of the Closing shall not be permitted; (3) the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of a Supporting Shareholder Stockholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Supporting Shareholder Stockholder being an individual, by virtue of laws of descent and distribution upon death of the Supporting Shareholder Stockholder; (C) in the case of a Supporting Shareholder Stockholder being an individual, pursuant to a qualified domestic relations order; (D) with respect to any Supporting Shareholder Stockholder that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Supporting Shareholder or an affiliate, advisor or manager of such Supporting Shareholder Stockholder serves as the general partner, manager or advisor, (E) by virtue of applicable law or the Supporting Shareholder’s organizational documents upon liquidation or dissolution of the Supporting Shareholder; (F) to Acquiror in connection with the consummation of a Liquidity Event; (G) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Shares or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (I) to the Supporting Shareholder Stockholder’s officers or directors, any affiliate or family member of any of such Supporting Shareholder Stockholder’s officers or directors or any affiliate of such Supporting Shareholder Stockholder, or to any direct or indirect member(s), direct or indirect limited partner(s) or other direct or indirect equity holder(s) of such Supporting Shareholder Stockholder or any of their affiliates; and “Permitted Transferee” shall have correlative meaning; and (4) and the term “Supporting Shareholder Stockholder” shall mean Supporting Shareholder (together with its successors and any Permitted Transferee thereof).

(b)               If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by Supporting Shareholder Stockholders until the end of the Lock-Up Period.

(c)               During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)               For the avoidance of any doubt, each Supporting Shareholder Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.

(e)               Supporting Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Shareholder shall not permit the Insider Letter to be amended or modified without Acquiror’s consent.

(f)                At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by the Supporting Shareholder Stockholders with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.

2.                   Representations and Warranties of Supporting Shareholder. Supporting Shareholder represents and warrants to Acquiror as follows:

(a)               The Supporting Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

(b)               The Supporting Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Shareholder is an individual, the Supporting Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and constitutes the valid, legal and binding agreements of the Supporting Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)               The execution and delivery of this Agreement by Supporting Shareholder does not, and the performance by Supporting Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Shareholder is subject or by which any property or asset of Supporting Shareholder is bound, (ii) if Supporting Shareholder is an entity, conflict with or result in a violation of the organizational documents of Supporting Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Shareholder or, if Supporting Shareholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

(d)               No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Supporting Shareholder with respect to Supporting Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)               As of the date hereof, there are no Actions pending against Supporting Shareholder, or to the knowledge of Supporting Shareholder threatened against Supporting Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

3.                   Miscellaneous.

(a)               Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.

(b)               Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Shareholder are personal to Supporting Shareholder and may not be transferred or delegated by Supporting Shareholder at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Shareholder.

(c)               Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)               Incorporation by Reference. Supporting Shareholder expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to the Supporting Shareholder), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

(e)               Notices to the Supporting Shareholder. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below Supporting Shareholder’s name on the signature page to this Agreement.

(f)                Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and the Supporting Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(f) shall be void, ab initio.

(g)               Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of Supporting Shareholder under any other agreement between Supporting Shareholder and Acquiror or any certificate or instrument executed by Supporting Shareholder in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of Supporting Shareholder under this Agreement.

(h)               Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION CORP.

By:	/s/ Stephen C. Smith
Name: Stephen C. Smith
Title: Chief Executive Officer

SEAPORT GLOBAL SPAC, LLC

By: SEAPORT GLOBAL ASSET MANAGEMENT, LLC, as managing member of Seaport Global SPAC, LLC

By:	/s/ Stephen C. Smith
Name:Stephen C. Smith
Title:Chief Executive Officer

Record and/or Beneficial Ownership:
Class B Common Stock: 3,593,750
Warrants: 6,062,500

Address for Notice:
360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Stephen C. Smith
E-mail: SSmith@seaportglobal.com

[Signature Page to Sponsor Lock-Up Agreement]